Exhibit 3.1(m)


                           CERTIFICATE OF RETIREMENT
                              OF CERTAIN SHARES OF
                      SERIES B CUMULATIVE PREFERRED STOCK
                                      OF
                           RJR NABISCO HOLDINGS CORP.

                        (PURSUANT TO SECTION 243 OF THE
                       DELAWARE GENERAL CORPORATION LAW)



     In accordance with Section 243 of the General Corporation Law of the State of Delaware, RJR Nabisco Holdings Corp., a Delaware corporation (the "Corporation"), does hereby certify that the following resolutions respecting its Series B Cumulative Preferred Stock were duly adopted by the Corporation's Board of Directors:

     RESOLVED, that, following the exchange of 37,956.060 (Thirty-Seven Thousand Nine Hundred Fifty-Six and Sixty One-Thousandths) shares of the Corporation's Series B Cumulative Preferred Stock (the "Series B Cumulative Preferred Stock") for the Corporation's 10% Junior Subordinated Debentures due 2044 on September 21, 1995 (the "Exchange Date"), such shares of Series B Cumulative Preferred Stock will be retired and the reissuance of any such shares of Series B Cumulative Preferred Stock as part of such series of Preferred Stock will be prohibited under the Corporation's Amended and Restated Certificate of Incorporation; and

     RESOLVED, that, upon such retirement of 37,956.060 shares of Series B Cumulative Preferred Stock effective on the Exchange Date, the officers of the Corporation are hereby authorized, empowered and directed to file with the Secretary of State of the State of Delaware a certificate pursuant to Section 243 of the General Corporation Law of the State of Delaware setting forth these resolutions in order to reduce accordingly the number of authorized shares of Series B Cumulative Preferred Stock.

IN WITNESS WHEREOF, RJR Nabisco Holdings Corp. has caused this Certificate to be signed by Jo-Ann Ford, its Senior Vice President & Secretary, and attested by Suzanne P. Jenney, its Assistant Secretary, this 11th day of October, 1995.



                                           By: /s/ Jo-Ann Ford
                                               -----------------------
                                               Jo-Ann Ford
                                               Senior Vice President & President


ATTEST:

/s/ Suzanne P. Jenney
-----------------------
Suzanne P. Jenney
Assistant Secretary